Exhibit 99.1

                          [SAMSONITE LETTERHEAD]


 FOR IMMEDIATE RELEASE

                                     CONTACT:  RICHARD WILEY
                                               SAMSONITE CORPORATION
                                               (303) 373-6373

                     SAMSONITE CORPORATION ANNOUNCES
                TERMS OF FINANCING FOR SELF-TENDER OFFER;
                        EXTENDS OFFER TO PURCHASE

           DENVER, Colorado, June 19, 1998   SAMSONITE CORPORATION (NASDAQ:
 SAMC) announced today that, in connection with its previously announced self-tender offer, it has entered into purchase agreements for the sale of $350 million of senior subordinated notes and $175 million of redeemable preferred stock with detachable warrants. The senior subordinated notes will be due in 2008 and interest will be payable in cash semi-annually at a rate of 10.75% per annum. The redeemable preferred stock is mandatory redeemable in full by 2010 and pays dividends at a rate of 13.875% per annum, payable in kind for an initial period of five years and then in cash, on a quarterly basis. The closing of the financing for the Tender Offer is scheduled to occur on the morning of June 24.

           In addition, the Company announced that its self-tender offer has been extended and shall remain open until 11:00 PM, New York City time, on Tuesday, June 23, 1998.

           The Company's obligations are subject to the conditions set forth in the Offer to Purchase dated May 20, 1998, as supplemented on June 9, 1998. For a full discussion of the full terms of the offer to purchase, see the Offer to Purchase dated May 20, 1998 and Supplement thereto dated June 9, 1998. Stockholders may obtain information relating to the offer to purchase by contacting the Innisfree M&A Incorporated at (888) 750-5834 or
 (212) 750-5833 (collect for banks and brokerage firms only).

           Samsonite is one of the world's largest manufacturers and distributors of luggage and markets its products primarily under the SAMSONITE, AMERICAN TOURISTER and LARK brand names.

           Certain statements contained herein constitute "forward-looking statements" within the meaning of the private Securities Litigation Reform Act of 1995. Such forward-looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause future performance or achievements of the Company to be materially different from any future estimated results, performance or achievements expressed or implied by such forward-looking statements. In addition, the preferred stock, the warrants and the senior subordinated notes will be sold in private placement transactions that anticipate resales to "qualified institutional buyers" in compliance with Rule 144A under the Securities Act of 1933 and outside the United States in compliance with Regulation S under the Securities Act of 1933. Such securities will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration. Nothing contained herein constitutes an offer to purchase or a solicitation of an offer to buy any such securities.


                        *     *     *     *     *